Exhibit 10.12

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (the “Agreement”) is effective as of April 1, 2006 (“Effective Date”) by and between Richard M. Ausick (“Employee”) and Brown Shoe Company, Inc., a New York corporation (“Brown Shoe” and, together with its subsidiaries, the “Company”).

WHEREAS, Brown Shoe is engaged, directly and indirectly through its subsidiaries, in the sourcing and retail and wholesale sale of footwear in the United States and throughout the world;

WHEREAS, Employee is employed by Brown Shoe or a wholly-owned subsidiary of Brown Shoe in an executive capacity, possesses intimate knowledge of the business and affairs of the Company, and has acquired, and will continue to acquire, certain confidential, proprietary and trade secret information and data with respect to the Company;

WHEREAS,  Employee and Brown Shoe are currently parties to a severance agreement which Employee and Brown Shoe desire to terminate and replace with this Agreement (the “Prior Agreement”);

WHEREAS, Brown Shoe desires to insure, insofar as possible, that the Company will continue to have the benefit of Employee’s services and to protect the confidential information and goodwill of the Company; and

WHEREAS, the Company recognizes that circumstances may arise in which a change in the control of Brown Shoe occurs, through acquisition or otherwise, thereby causing uncertainty of employment without regard to Employee’s competence or past contributions which uncertainty may result in the loss of valuable services of Employee to the detriment of the Company and Brown Shoe’s shareholders, and the Company and Employee wish to provide reasonable security to Employee against changes in Employee’s relationship with Brown Shoe in the event of any such change in control; and

WHEREAS, both the Company and Employee are desirous that a proposal for any change of control or acquisition will be considered by Employee objectively and with reference only to the business interests of the Company and Brown Shoe’s shareholders; and

WHEREAS, Employee will be in a better position to consider the best interests of the Company if Employee is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such change in control or acquisition.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

Section 1. Definitions

1.1 “Board” means the Board of Directors of Brown Shoe.

1.2 “Business Unit” means any direct or indirect subsidiary, operating division or business unit of Brown Shoe.

1.3 “Cause” means (i) engaging by Employee in willful misconduct which is materially injurious to the Company; (ii) conviction of Employee of a felony; (iii) engaging by Employee in fraud, material dishonesty or gross misconduct in connection with the business of the Company; (iv) engaging by Employee in any act of moral turpitude reasonably likely to materially and adversely affect the Company or its business; (v) engaging by Employee in the illegal use of a controlled substance or using prescription medications unlawfully; or (vi) abuse by Employee of alcohol.

1.4 “Change of Control” means the occurrence of any of the following events after the Effective Date:

(a) The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (x) the then outstanding shares of common stock of Brown Shoe (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of Brown Shoe entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (a) the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with the exception set forth in paragraph (c) below; or

(b) Individuals who, as of the Effective Date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Competitor” means any Person which (a) in its prior fiscal year had annual gross sales volume or revenues of more than $20,000,000 attributable to the sale of footwear or (b) is reasonably expected to have such level of footwear sales or revenues in either the current fiscal year or the next following fiscal year.

1.7 “Confidential Information” shall have the meaning set forth in Section 10.

1.8 “Customer” means any wholesale customer of Brown Shoe and/or any Business Unit which either purchased from Brown Shoe and/or any Business Unit during the one (1) year immediately preceding the Termination Date, or is reasonably expected by Brown Shoe and/or any Business Unit to purchase from Brown Shoe and/or any Business Unit in the one (1) year period immediately following the Termination Date, more than $1,000,000 in footwear.

1.9 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.10 “Good Reason,” when used with reference to a voluntary termination by Employee of Employee’s employment with the Company, means (i) a reduction in Employee’s base salary as in effect on the date hereof, or as the same may be increased from time to time; (ii) a reduction in Employee’s status, position, responsibilities or duties; (iii) the required relocation of Employee’s principal place of business, without Employee’s consent, to a location which is more than fifty (50) miles from Employee’s principal place of business on the Effective Date, or from such location to which Employee may transfer with Employee’s consent after the Effective Date; (iv) a material increase in the amount of time Employee is required to travel on behalf of the Company; (v) the failure of any successor of Brown Shoe to assume this Agreement, or (vi) a material breach of this Agreement by the Company.

1.11 “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

1.12 “Termination Date” means the effective date as provided in this Agreement of the termination of Employee’s employment with the Company.

Section 2. Term

2.1 Subject to Section 2.2, the term of this Agreement (the “Term”) shall be a period of three (3) years commencing on the Effective Date.

2.2 The Term shall be automatically extended for successive one (1) year periods unless either party to this Agreement provides the other party with notice of termination at least ninety (90) days prior to the expiration of the original three-year period or any one-year period thereafter.

Section 3. Termination of Employment

3.1 The Company may terminate Employee’s employment at any time for Cause, effective upon written notice to Employee specifying in reasonable detail the particulars of Employee’s conduct deemed by the Company and/or such subsidiary to justify such termination for Cause.

3.2 The Company may terminate Employee’s employment without Cause at any time, effective upon written notice to Employee of termination specifying that such termination is without Cause.

3.3 Employee may terminate Employee’s employment with the Company at any time, with or without Good Reason.

Section 4. Separation Benefits

4.1 If Employee’s employment is terminated by the Company for any reason other than for Cause, death or disability and Section 4.2 does not apply, Employee shall be entitled to the following separation benefits:

(a) The Company shall pay, or cause to be paid, to Employee within 30 days of the Termination Date (i) the full base salary earned by Employee through, but unpaid at, the Termination Date, plus (ii) credit for any vacation earned by Employee but not used at the Termination Date, plus (iii) all other amounts owed by the Company to Employee (other than any bonus payment of any kind) but unpaid as of the Termination Date.

(b) The Company shall pay, or cause to be paid, to Employee (i) in a lump sum not later than thirty (30) days after the Termination Date an amount equal to 200% of the sum of (A) Employee’s base annual salary at the highest rate in effect at any time during the twelve (12) months immediately preceding the Termination Date, and (B) Employee’s targeted bonus for the current year, and (ii) Employee’s targeted bonus payment for the year of termination prorated to the Termination Date.

(c) The Company shall provide to Employee for a period of eighteen (18) months after the Termination Date medical and/or dental coverage under the Company’s medical and/or dental plans, without any cost to Employee in excess of any employee contribution that would be payable by Employee if Employee remained employed by a member of the Company; provided, however, that if Employee becomes employed with another employer during such eighteen (18)-month period and is eligible to receive medical and/or dental coverage under another employer-provided plan, the medical and/or dental coverage described herein shall be secondary to those provided under such other plan.  In addition, on the last day of such eighteen (18)-month period, the Company shall pay, or cause to be paid, to Employee an amount in cash equal to the aggregate amount that would be payable by the Company for such medical and/or dental coverage for six (6) months if Employee remained employed by the Company for such period.

(d) The restrictions applicable to each share of non-vested restricted stock of Brown Shoe held by Employee that would have vested within the two (2) year period following the Termination Date had Employee remained employed by the Company shall lapse as of the Termination Date.

(e) Each non-vested option to purchase Brown Shoe stock held by Employee that would have vested within the two (2) year period following the Termination Date had Employee remained employed by the Company shall vest as of the Termination Date.

(f) The Company shall pay the reasonable costs of outplacement services selected by the Company for a reasonable period of time following the Termination Date; provided, however, that no such outplacement services shall be provided after the last day of the second calendar year following the calendar year in which the Termination Date occurs.

4.2 If Employee’s employment is terminated within twenty-four (24) months after a Change of Control (x) by the Company for any reason other than for Cause, death or disability, or (y) by Employee within ninety (90) days after the occurrence of Good Reason, Employee shall be entitled to the following separation benefits in place of, and not in addition to, the benefits set forth in Section 4.1:

(a) The Company shall pay, or cause to be paid, to Employee within 30 days of the Termination Date (i) the full base salary earned by Employee through, but unpaid at, the Termination Date, plus (ii) credit for any vacation earned by Employee but not taken at the Termination Date, plus (iii) all other amounts owed by the Company to Employee (other than any bonus payment of any kind) but unpaid as of the Termination Date.

(b) The Company shall pay, or cause to be paid, to Employee (i) in a lump sum six (6) months after the Termination Date an amount equal to 300% of the sum of (A) Employee’s base annual salary at the highest rate in effect at any time during the twelve (12) months immediately preceding the Termination Date, and (B) Employee’s targeted bonus for the current year; and (ii) Employee’s targeted bonus payment for the year of termination prorated to the Termination Date.

(c) The Company shall provide to Employee for a period of eighteen (18) months after the Termination Date medical and/or dental coverage under the Company’s medical and dental plans, without any cost to Employee in excess of any employee contribution that would be payable by Employee if Employee remained employed by the Company; provided, however, that if Employee becomes employed with another employer during such eighteen (18)-month period and is eligible to receive medical and/or dental coverage under another employer-provided plan, the medical and/or dental coverage described herein shall be secondary to those provided under such other plan.  In addition, on the last day of such eighteen (18)-month period, the Company shall pay, or cause to be paid, to Employee an amount in cash equal to the aggregate amount that would be payable by the Company for such medical and/or dental coverage for eighteen (18) months if Employee remained employed by the Company for such period.

(d) The restrictions applicable to each share of non-vested restricted stock of Brown Shoe held by Employee shall lapse and be exercisable as of the Termination Date.

(e) Each non-vested option to purchase Brown Shoe stock held by Employee shall vest and be exercisable as of the Termination Date.

(f) For purposes of determining Employee’s benefit under the Company’s Supplemental Employment Retirement Plan, an additional three (3) years of Credited Service shall be credited to Employee’s actual or deemed Credited Service.

(g) The Company shall pay the reasonable costs of outplacement services selected by the Company for a reasonable period of time following the Termination Date; provided, however, that no such outplacement services shall be provided after the last day of the second calendar year following the calendar year in which the Termination Date occurs.

4.3 If Employee’s employment is terminated for any reason other than such reasons specified in Sections 4.1 and 4.2, the Company shall pay, or cause to be paid, to Employee within 30 days of the Termination Date (i) the full base salary earned by Employee through, but unpaid at, the Termination Date, plus (ii) credit for any vacation earned by Employee but not taken at the Termination Date, plus (iii) all other amounts owed by the Company to Employee (other than any bonus payment of any kind) but unpaid as of the Termination Date.

4.4 The benefits set forth in Sections 4.1(c) and 4.2(c) shall run concurrently with any period of continuation coverage to which Employee is entitled under Section 601 of ERISA.  Upon Employee’s re-employment during the period specified in each such Section, to the extent covered by the new employer’s plan, coverage under the Company’s plan shall lapse, subject to any continuation of coverage rights under Section 601 of ERISA.  Employee’s participation in and/or coverage under all other employee benefit plans, programs or arrangements sponsored or maintained by the Company shall cease effective as of the Termination Date except as otherwise provided in such employee benefit plan, program or arrangement.

Section 5. Mitigation or Reduction of Benefits

Employee shall not be required to mitigate the amount of any payment provided for in Section 4 by seeking other employment or otherwise.  Except as otherwise specifically set forth herein, the amount of any payment or benefits provided in Section 4 shall not be reduced by any compensation or benefits or other amounts paid to or earned by Employee as the result of employment by another employer after the Termination Date or otherwise.

Section 6. Employee Expenses After Change in Control

If Employee’s employment is terminated by the Company within twenty-four (24) months after a Change in Control and there is a dispute with respect to this Agreement, then all Employee’s costs and expenses (including reasonable legal and accounting fees) incurred by Employee (a) to defend the validity of this Agreement, (b) to contest any termination for Cause, (c) to contest any determinations by the Company concerning the amounts payable by or on behalf of the Company under this Agreement, or (d) to otherwise obtain or enforce any right or benefit provided to Employee by this Agreement, shall be paid by the Company to the extent Employee is the prevailing party with respect to such claim.  Any such payments shall be paid no later than two and one-half months following the close of the calendar year in which any such dispute is final.

Section 7. Release

Notwithstanding anything to the contrary stated in this Agreement, no benefits will be paid pursuant to Section 4 except under Section 4.1(a), 4.2(a) or 4.3 prior to execution by Employee of a release of the Company substantially in the form attached as Exhibit A, with such changes as may be made by the Company in its sole discretion in order to comply with and stay current with applicable laws and regulations.

Section 8. Certain Additional Payments

8.1 Notwithstanding anything to the contrary contained herein and except as set forth below, in the event it shall be determined that any payment or distribution by or on behalf of the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Section 8.1, if it shall be determined that Employee is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to Employee such that the receipt of Payments will not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Employee and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

8.2 Subject to the provisions of Section 8.3, all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other certified public accounting firm, human resources consulting firm, or other consulting firm in the business of performing such calculations as may be designated by Employee with the consent of the Company, which consent shall not be unreasonably withheld (the “Consulting Firm”), which shall provide detailed supporting calculations both to the Company and Employee within fifteen (15) business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Consulting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Employee, with the consent of the Company, which consent shall not be unreasonably withheld, shall appoint another nationally recognized accounting firm, human resources consulting firm, or other consulting firm in the business of performing such calculations to make the determinations required hereunder (which such firm shall then be referred to as the Consulting Firm hereunder).  All fees and expenses of the Consulting Firm shall be borne solely by the Company.  Any Gross- Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to Employee no later than two and one-half months following the Termination Date.  Any determination by the Consulting Firm shall be binding upon the Company and Employee.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Consulting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 8.3 and Employee thereafter is required to make a payment of any Excise Tax, the Consulting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee within two and one-half months after the date the Company exhausts such remedies.

8.3 Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than thirty (30) days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Employee shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

(a) give the Company any information reasonably requested by the Company relating to such claim;

(b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(c) cooperate with the Company in good faith in order to effectively contest such claim; and

(d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 8.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

8.4 If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 8.3, Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company’s complying with the requirements of Section 8.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 8.3, a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

Section 9. Covenant Not to Compete

9.1 During Employee’s employment with Brown Shoe and/or any Business Unit and for a period of two (2) years after the Termination Date (collectively, the “Restricted Period”), Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any other Person (whether as owner, partner, consultant, employee or otherwise):

(a) provide any executive, managerial, supervisory, and/or consulting services with respect to the footwear industry and/or the footwear business in the United States for any Competitor;

(b) hold any executive, managerial and/or supervisory position with any Competitor in the United States;

(c) assist any Competitor in competing against Brown Shoe and/or any Business Unit for which Employee performs or performed substantial work and/or has or had access to Confidential Information (each a “Relevant Business Unit”) (i) in the United States and/or (ii) in any other country in which Brown Shoe and/or any Relevant Business Unit is doing business in the one year immediately preceding the Termination Date (each a “Foreign Country”) if Employee had access to Confidential Information regarding the Company’s business in such Foreign Country;

(d) engage in any research, development and/or planning activities or efforts for a Competitor, whether as an employee, consultant, independent contractor or otherwise, to assist the Competitor in competing (i) in the footwear industry in the United States or (ii) in any Foreign Country if Employee had access to Confidential Information regarding the Company’s business in such Foreign Country;

(e) cause or attempt to cause any Customer to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with Brown Shoe and/or any Relevant Business Unit;

(f) assist any Competitor in connection with any plan, effort, activity or undertaking to cause or attempt to cause any Customer to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with Brown Shoe and/or any Relevant Business Unit;

(g) cause or attempt to cause any footwear supplier or manufacturer of Brown Shoe and/or any Relevant Business Unit to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with Brown Shoe and/or any Relevant Business Unit;

(h) assist any Competitor in connection with any plan, effort, activity or undertaking to cause or attempt to cause any footwear supplier or manufacturer of Brown Shoe and/or any Relevant Business Unit to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with Brown Shoe and/or any Relevant Business Unit; and/or

(i) solicit, entice, employ or seek to employ, in the footwear industry, any executive, managerial and/or supervisory employee of, or any consultant or advisor to, Brown Shoe and/or any Relevant Business Unit.

9.2 Employee recognizes and agrees that the restraints contained in Section 9.1 are reasonable and should be fully enforceable in view of, among other things, the high level positions Employee has had with Brown Shoe and/or any Relevant Business Unit(s), the national and international nature of both the Company’s collective business and competition in the footwear industry, and the legitimate interests of the Company in protecting its confidential, proprietary and trade secret information (“Confidential Information”) and their respective customer goodwill and relationships.  Employee specifically hereby acknowledges and confirms that Employee is willing and intends to, and will, abide fully by the terms of Section 9.1.  Employee further agrees that the Company would not have adequate protection if Employee were permitted to work for its competitors in violation of the terms of this Agreement since the Company would, among other things, be unable to verify whether (i) its Confidential Information was being disclosed and/or misused, and/or (ii) Employee was involved in diverting or helping to divert the Company’s customers and/or customer goodwill.

9.3 Employee agrees to disclose, during the Restricted Period, the terms of this Section 9 to any potential future employer.

Section 10. Confidential Information.

10.1 Employee acknowledges and agrees that during Employee’s employment, Employee has been and/or will be provided and have access to certain Confidential Information of the Company.  Employee agrees to keep secret and confidential, and not to use or disclose to any third-parties, except as directly required for Employee to perform Employee's employment responsibilities for the Company, any of the Company’s Confidential Information.

10.2 Confidential Information includes all confidential and/or trade secret information of the Company (regardless of the form or medium in which it may exist or be stored or preserved) and includes, but is not limited to, all such information containing or reflecting any:

(a) lists or other identification of customers or prospective customers of Brown Shoe and/or any Relevant Business Unit (and/or key individuals employed or engaged by such parties);

(b) lists or other identification of sources or prospective sources of Brown Shoe’s and/or any Relevant Business Unit’s products or components thereof (and/or key individuals employed or engaged by such parties);

(c) compilations, information, designs, drawings, files, formulae, lists, machines, maps, methods, models, notes or other writings, plans, records, regulatory compliance procedures, reports, specialized or technical data, schematics, source code, object code, documentation, and software relating to the development, manufacture, fabrication, assembly, marketing and/or sale of Brown Shoe’s and/or any Relevant Business Unit’s products;

(d) financial, distribution, sales and marketing information, data, plans, and/or strategies of Brown Shoe and/or any Relevant Business Unit;

(e) equipment, materials, procedures, processes, and techniques used in, or related to, the development, manufacture, assembly, fabrication or other production and quality control of the Brown Shoe’s and/or any Relevant Business Unit’s products and services;

(f) Brown Shoe’s and/or any Relevant Business Unit’s relations and/or dealings with its customers, prospective customers, suppliers and prospective suppliers and the nature and type of products or services rendered to such customers (or proposed to be rendered to prospective customers);

(g) Brown Shoe’s and/or any Relevant Business Unit’s relations with its employees (including, without limitation, salaries, job classifications and skill levels); and

(h) any other information designated by Brown Shoe and/or any Relevant Business Unit to be confidential, secret and/or proprietary (including without limitation, information provided by customers or suppliers of Brown Shoe and/or any Relevant Business Unit).

Notwithstanding the foregoing, the term “Confidential Information” shall not consist of any data or other information which has been made publicly available or otherwise placed in the public domain other than by Employee in violation of this Agreement.

10.3 Employee will not, directly or indirectly, copy, reproduce or otherwise duplicate, record, abstract, summarize or otherwise use for Employee or use for, or disclose to, any party other than Brown Shoe, or any subsidiary or affiliate of Brown Shoe, any Confidential Information, without Brown Shoe’s prior written permission or except as required for the proper performance of Employee’s duties on behalf of the Company.

10.4 Employee understands that Confidential Information may or may not be labeled as “confidential” and will treat all information as confidential unless otherwise informed by Brown Shoe.

10.5 At the termination of Employee’s employment with the Company or at any other time Brown Shoe or any subsidiary or affiliate thereof may request, Employee shall promptly deliver to Brown Shoe all documents and other materials, whether in physical or electronic form (including all copies thereof), containing any Confidential Information.

Section 11. Injunctive Relief

In the event of a breach or threatened breach of any of Employee’s duties or obligations under the terms and provisions of Section 9, Section 10, Section 12.2 or Section 12.9, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach.  Employee hereby expressly acknowledges that the harm that might result to the Company’s business as a result of noncompliance by Employee with any of the provisions of Section 9, Section 10, Section 12.2 or Section 12.9 would be largely irreparable.  Employee specifically agrees that if there is a question as to the enforceability of any of the provisions of Section 9, Section 10, Section 12.2 or Section 12.9, Employee will not engage in any conduct inconsistent with or contrary to such Sections until after the question has been resolved by a final judgment of a court of competent jurisdiction.  Employee undertakes and agrees that if Employee breaches or threatens to breach the Agreement, Employee shall be liable for any attorneys’ fees and costs incurred by the Company in enforcing its rights hereunder.

Section 12. Miscellaneous

12.1 Notice.  All notices hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally or by courier, or (b) when received by facsimile (including electronic mail), receipt confirmed, or (c) on the third business day following the mailing thereof by registered or certified mail, postage prepaid, or (d) on the first business day following the mailing thereof by overnight delivery service, in each case addressed as set forth below:

If to the Company:

Brown Shoe Company, Inc.
8300 Maryland Avenue
St. Louis, Missouri  63166-0029
Attention:  General Counsel

If to Employee:

Richard M. Ausick
1905 Waterbend Drive
Verona, WI  53593

Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

12.2 Successors; Binding Agreement.

(a) Brown Shoe shall require any successor to all or substantially all of the business and/or assets of the Company (whether such succession is direct or indirect, by purchase, merger, consolidation or otherwise), prior to or upon such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  Failure of Brown Shoe to obtain such agreement upon or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to benefits from the Company in the same amounts and on the same terms as Employee would be entitled hereunder if Employee’s employment was terminated without Cause within twenty-four (24) months after a Change of Control.  For purposes of the preceding sentence, the date on which any such succession becomes effective shall be deemed the Termination Date.

(b) Brown Shoe shall also have the right, but not the obligation, to assign this Agreement, without Employee’s consent, to any successor to all or substantially all of the business and/or assets of a Business Unit for which Employee performs substantially all of Employee’s duties (whether such succession is direct or indirect, by purchase, merger, consolidation or otherwise).  In the event, and only in the event, Brown Shoe elects to assign this Agreement to such successor of a Business Unit, a Change of Control will be deemed to have occurred and Brown Shoe shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  No Change of Control shall be deemed to have occurred if Brown Shoe does not elect to assign this Agreement to such successor of a Business Unit.

(c) This Agreement is personal to Employee and Employee may not assign or delegate any part of Employee’s rights or duties hereunder to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives, executors, administrators, heirs and beneficiaries.

12.3 Judicial Modification.  If and to the extent that any Section, term and/or provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable under applicable law, then such Section(s), term(s) and/or provision(s) shall not be void but instead shall be modified and, to the maximum extent permissible under applicable law, enforced.

12.4 Headings.  The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

12.5 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.6 Waiver.  Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance.  Without limiting the generality of the foregoing, Employee’s continued employment without objection shall not constitute Employee’s consent to, or a waiver of Employee’s rights with respect to, any circumstances constituting Good Reason.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of the Company, by its duly authorized officer.

12.7 Entire Agreement; Termination of Prior Agreement.  This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.  The Prior Agreement is hereby terminated and deemed by the parties to be void ab initio.

12.8 Amendment.  Subject to Section 12.3, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.

12.9 Governing Law.  In light of Company’s and Employee’s substantial contacts with the State of Missouri, the facts that the Company is headquartered in Missouri and Employee resides in and/or reports to Company management in Missouri, the parties’ interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and Brown Shoe’s execution of, and the making of, this Agreement in Missouri, the parties agree that:  (i) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state courts in St. Louis County, Missouri, or the U.S. District Court for the Eastern District of Missouri; and (ii) this Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles.  Employee agrees that Employee under no circumstances will, either alone or in conjunction with anyone else, file or pursue any such litigation other than in such state or federal courts in Missouri, and Employee hereby consents and agrees that any such litigation filed in any other court(s) shall be dismissed and that Employee may be enjoined from filing and/or pursuing any such action.

12.10 Third Party Beneficiaries.  Employee agrees that Brown Shoe’s subsidiaries are third party beneficiaries of this Agreement and hereby consents to the enforcement by any subsidiary of Brown Shoe of the provisions contained herein, including without limitation, the provisions of Section 9 and Section 10.

IN WITNESS WHEREOF, Employee and Brown Shoe have executed this Agreement as of the day and year first above written.

Brown Shoe Company, Inc.		Employee
By:	/s/ Douglas W. Koch	/s/ Richard M. Ausick
Name:	Douglas W. Koch	Richard M. Ausick
Title:	Senior Vice President and Chief Talent Officer
Date:	4/6/06	Date:	3/29/06